Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement among
Docket No. 08-014-WA/RB-HC
CAPITAL CORP OF THE WEST	08-014-WA/RB-SM
Merced, California

COUNTY BANK
Merced, California

and

FEDERAL RESERVE BANK
OF SAN FRANCISCO
San Francisco, California
     WHEREAS, in recognition of their common goal to maintain the financial soundness of Capital Corp of the West, Merced, California (“Capital Corp”), a registered bank holding company, and its subsidiary bank, County Bank, Merced, California (the “Bank”), a California state-chartered bank that is a member of the Federal Reserve System, Capital Corp, the Bank, and the Federal Reserve Bank of San Francisco (the “Reserve Bank”), have mutually agreed to enter into this Written Agreement (the “Agreement”); and
     WHEREAS, on July 16, 2008, the boards of directors of Capital Corp and the Bank at duly constituted meetings adopted resolutions authorizing and directing Curtis Riggs or Jerry Callister to enter into this Agreement on behalf of Capital Corp and the Bank, respectively, and consenting to compliance with each and every provision of this Agreement by Capital Corp and the Bank and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

     NOW, THEREFORE, Capital Corp, the Bank, and the Reserve Bank, agree as follows:
Board Oversight
     1. Within 120 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank a written plan to improve board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:
          (a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over and supervision of senior management and major operations and activities, including, at a minimum:
               (i) the credit risk management program, including loan underwriting, documentation, and administration;
               (ii) a description of information to be included in the periodic reports that will be reviewed by the board of directors in its oversight of the operations and management of the Bank; and
               (iii) internal controls over the internal loan grading system and the Bank’s books and records; and
          (b) procedures to ensure the Bank’s timely response to deficiencies noted in reports of examination.
     2. Within 120 days of this Agreement, the Bank shall take such steps as are necessary to employ a qualified, full-time chief executive officer.
     3. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Capital Corp and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i), Subpart H of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. §§ 225.71 et seq.).

          (b) Capital Corp and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Risk Management
     4. Within 120 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan that describes the specific actions that the board of directors proposes to take to strengthen the Bank’s risk management practices. The plan shall, at a minimum, address, consider, and include:
          (a) Enhanced policies and procedures designed to identify, assess, manage, and monitor risk exposures, including but not limited to the areas of credit, liquidity, operational, legal, and reputational risks;
          (b) procedures to identify, monitor, and control risks associated with concentrations of credit, consistent with Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1, January 4, 2007);
          (c) measures to strengthen board and senior management oversight of risk management policies and procedures; and
          (d) management information systems and reporting procedures designed to ensure that managers, directors, and committees receive timely and accurate reports necessary to effectively manage risks, monitor compliance with laws, rules, regulations, and Bank policies and procedures, and correct any weaknesses.
Lending and Credit Administration
     5. Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank acceptable written loan and credit administration policies and procedures that shall, at a minimum, address, consider and include:
          (a) Underwriting standards that are appropriate for each type of loan product offered by the Bank, and include and provide for, at a minimum:

               (i) documented analysis of the borrower’s repayment source, creditworthiness, and debt service ability; and
               (ii) clear loan-to-value limits;
          (b) revised construction loan policies to address the deficiencies noted by examiners;
          (c) a complete description of required loan documentation and collateral for each specific type of loan, and procedures to maintain required documentation in loan files and minimize documentation exceptions;
          (d) revised policies and procedures relating to the extension or renewal of construction loans;
          (e) procedures for obtaining updated valuations or impairment analyses on a timely basis; and
          (f) procedures to identify non-accrual loans and to record non-accrual loans on the Bank’s financial statements.
Loan Review
     6. Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written loan review program. The program shall be designed to identify, categorize, and monitor problem credits on a consistent, timely, and accurate basis. The program shall, at a minimum, address, consider, and include:
          (a) The scope and frequency of the loan review;
          (b) standards and criteria for assessing the credit quality of the loans;
          (c) application of loan grading standards and criteria to the loan portfolio;
          (d) periodic written reports to the board of directors that identify the status of those loans that are adversely graded and the prospects for full collection or strengthening of the quality of any such loans; and
          (e) processes for identifying loans that no longer meet the criteria for accrual status and the recording of such on the Bank’s financial statements.

Asset Improvement
     7. (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified, in whole or in part, “loss,” “substandard,” or “doubtful” in the report of the examination of the Bank conducted by the Reserve Bank that concluded on February 14, 2008 (the “Report of Examination”) or in any subsequent report of examination, and is uncollected, without the prior approval of the board of directors, who shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the Bank’s board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be signed by the secretary of the board of directors and made a part of the minutes of the board of directors’ meeting, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review.
          (b) For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).
     8. (a) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan, approved by the Bank’s loan committee, designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $1,000,000, including other real estate owned (“OREO”), that (i) is past due as to principal or interest more than 90 days as of the date of this

Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination.
          (b) Within 30 days of the date that any additional loan or other asset in excess of $1,000,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan, approved by the Bank’s loan committee, to improve the Bank’s position on such loan or asset.
          (c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current watch list, extension report, and past due/non-accrual report.
Allowance for Loan and Lease Losses
     9. (a) The Bank shall maintain, in accordance with generally accepted accounting principles (“GAAP”) and supervisory guidance, an adequate valuation reserve for loan and lease losses (the “ALLL”). The adequacy of the ALLL shall be determined in accordance with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 and December 13, 2006. The elements of supervisory guidance to be considered shall include, but are not limited to, the reliability of the Bank’s loan grading system, the volume of criticized loans, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including the potential for the existence of unidentified losses in loans adversely classified, the imprecision of loss estimates, and examiners’ criticisms noted in the Report of Examination.
          (b) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank a description of the methodology used to determine the Bank’s ALLL. Thereafter, the Bank shall conduct, at least on a quarterly calendar basis, an assessment of its ALLL and, within

30 days of the end of each calendar quarter, shall submit to the Reserve Bank the quarterly assessment, including the methodology used in determining the amount of ALLL for that quarter. The Bank shall maintain for subsequent supervisory review documentation to support the methodology used for each quarterly assessment.
Capital Plan
     10. Within 60 days of this Agreement, Capital Corp and the Bank shall submit to the Reserve Bank an acceptable joint written capital plan (the “Capital Plan”) that will, at a minimum, ensure that Capital Corp, on a consolidated basis, and the Bank, as a separate legal entity on a standalone basis, each maintain acceptable leverage, tier one, and total risk-based capital ratios. The plan shall, at a minimum, address, consider, and include:
          (a) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measures and Tier 1 Leverage Measures, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
          (b) the volume of the Bank’s adversely classified assets, concentrations of credit, adequacy of the loan loss reserve, projected growth of assets, and projected retained earnings; and
          (c) the source and timing of additional funds that may be needed to fulfill the consolidated organization’s and the Bank’s future capital requirements.
Dividend Payment and Distributions
     11. (a) The Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”). All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date and shall contain, but not be limited to, current and projected information on earnings, cash flow, capital, asset quality, and loan loss reserve needs of the Bank.

          (b) Capital Corp shall not declare or pay any dividends unless such declaration or payment is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323). During the term of this Agreement, Capital Corp shall also not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director.
          (c) Capital Corp and its non-bank subsidiaries shall not make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director (see, Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure, Appendix A of Regulation Y of the Board of Governors (12 C.F.R. Part 225 App. A, section II.A.1.c.iv)).
          (d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, but not be limited to, current and projected information on consolidated earnings; cash flow, capital, asset quality and allowance for loan and lease loss needs of the Bank; and identification of the sources of funds for the proposed payment or distribution. The Reserve Bank and the Director will determine whether to approve a request to pay dividends or distributions pursuant to Federal Reserve policy, including but not limited to, the proposed payment’s impact on Capital Corp’s continued ability to serve as a source of financial strength to the Bank.
Debt and Stock Redemption
     12. (a) Capital Corp shall not, directly or indirectly, incur, increase or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

          (b) Capital Corp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Earnings Plan and Budget
     13. (a) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank a 2008 earnings plan and budget that shall, at a minimum, address, consider, and include:
               (i) the responsibilities of the board of directors regarding the definition, approval, implementation, and monitoring of the earnings plan and budget;
               (ii) an identification of the major areas in, and means by which, the board of directors and management shall seek to improve the Bank’s earnings and operating performance; and
               (iii) a comprehensive budget that includes the operating assumptions that form the basis for, and adequately support, major projected income and expense components.
          (b) A Bank business plan and budget for each calendar year subsequent to 2008 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.
Liquidity/Funds Management
     14. (a) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written liquidity/funds management policy designed to improve management of the Bank’s liquidity position and funds management practices. The revised policy shall, at a minimum, address, consider, and include:
               (i) Appropriate measures to monitor the Bank’s liquidity position;
               (ii) formal tools to estimate liquidity needs on an ongoing basis;
               (iii) specific liquidity targets and parameters, and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands; and
               (iv) the deficiencies related to liquidity and funds management noted in the Report of Examination.

          (b) Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.
Compliance with Agreement
     15. Within 10 days of this Agreement, the boards of directors of Capital Corp and the Bank shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Capital Corp’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall be comprised of three or more outside directors who are not executive officers or principal shareholders of Capital Corp or the Bank, as defined in section 215.2 (e)(1) of the Board of Governors’ Regulation O (12 C.F.R. § 215.2(3)). At a minimum, the Compliance Committee shall keep detailed minutes of each meeting and shall report its findings to the board of directors on a monthly basis.
Approval, Implementation, and Progress Reports
     16. (a) Capital Corp and the Bank, as applicable, shall submit written plans, policies, procedures, and programs, that are acceptable to the Reserve Bank within the applicable time periods set forth in 4, 5, 6, 8, 10, and 14 of this Agreement.
          (b) Within 10 days of approval by the Reserve Bank, Capital Corp and the Bank, as applicable, shall adopt the approved plans, policies, procedures and programs. Upon adoption, Capital Corp and the Bank, as applicable, shall implement the approved plans and program and thereafter fully comply with them.
          (c) During the term of this Agreement, the approved plans, policies, procedures and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank.
     17. Within 20 days after the end of each month following the date of this Agreement, Capital Corp and the Bank, as applicable, shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and results thereof. The Reserve Bank may, in writing, modify the reporting schedule or discontinue the requirement for progress reports.
Communications
     18. All communications regarding this Agreement shall be sent to:

(a)	Mr. Joe A. Lozano
Examining Officer
Federal Reserve Bank of San Francisco
101 Market Street, Mail Stop 920
San Francisco, California 94105

(b)	Mr. Jerry E. Callister
Chairman of the Board
Capital Corp of the West
County Bank
550 West Main Street
Merced, CA 95340
Miscellaneous
     19. Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank may, in its sole discretion, grant written extensions of time to Capital Corp and the Bank to comply with any provision of this Agreement.
     20. The provisions of this Agreement shall be binding upon Capital Corp and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
     21. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.
     22. The provisions of this Agreement shall not bar, estop or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Capital Corp and the Bank or any of their current or former institution-affiliated parties and their successors and assigns.

     23. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this written Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of this 17th day of July 2008.

Capital Corp of the West			Federal Reserve Bank of San Francisco

By:	/s/ Curtis Riggs	By:	/s/ Steve Hoffman

County Bank

By:	Curtis Riggs